Exhibit 5.1

February 9, 2017
CSS Industries, Inc.
450 Plymouth Road, Suite 300
Plymouth Meeting, PA 19462

Re:	CSS Industries, Inc.
Registration Statement on Form S-8
Filed on February 9, 2017
Ladies and Gentlemen:
We have acted as counsel to CSS Industries, Inc., a Delaware corporation (the “Company”), in connection with its filing of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “SEC”) on the date hereof. The Registration Statement relates to $20,000,000 of deferred compensation plan obligations of the Company (the “Obligations”), which represent unsecured obligations of the Company to pay deferred compensation in accordance with the terms of the CSS Industries, Inc. Deferred Compensation Plan (the “Plan”).
In connection with this opinion letter, we have examined the Registration Statement and originals, or copies certified or otherwise identified to our satisfaction, of (i) the Company’s Restated Certificate of Incorporation, as amended (ii) the Company’s Bylaws, as amended, (iii) certain resolutions of the Company’s Board of Directors relating to the Registration Statement and the Plan and (iv) such other documents, records and instruments as we have deemed appropriate for purposes of the opinions set forth herein.
We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies. With respect to matters of fact relevant to our opinions as set forth below, we have relied upon certificates of officers of the Company, representations made by the Company in documents examined by us and representations of officers of the Company. We have also obtained and relied upon such certificates and assurances

Morgan, Lewis & Bockius LLP

CSS Industries, Inc.
February 9, 2017

from public officials as we have deemed necessary for the purposes of our opinions set forth below.
Subject to the foregoing and the other matters set forth herein, we are of the opinion that, as of the date hereof:
Based upon the foregoing, we are of the opinion that, when the participants in the Plan have made elections, in accordance with the terms of the Plan, to participate in the Plan, the Obligations will be valid and binding obligations of the Company, enforceable in accordance with the terms of the Plan.
The foregoing opinion is limited to the Delaware General Corporation Law, and we express no opinion with respect to the laws of any other state or jurisdiction.
We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

Very truly yours,
/s/ Morgan Lewis & Bockius